Exhibit 99-1

Energy East Corporation Announces Third Quarter 2004 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, November 4, 2004 - Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended September 30, 2004, were 12 cents while earnings per share for the 12 months ended September 30, 2004, were $1.56. Those earnings exclude discontinued operations that reflect the results of two nonutility businesses sold in 2003, and two nonutility businesses sold during 2004.

Earnings of 12 cents per share for the quarter ended September 30, 2004, were 11 cents higher than earnings from continuing operations of 1 cent per share for the quarter ended September 30, 2003. Third quarter earnings were favorably affected by higher margins on electric deliveries and lower interest expense.

Earnings per share from continuing operations for the 12 months ended September 30, 2004, were up 8 cents compared to $1.48 for the 12 months ended September 30, 2003. The increase in earnings for the 12-month period was primarily due to the RG&E Electric and Natural Gas Rate Agreements and the sale of Ginna, as well as lower financing costs and savings from integration and efficiency initiatives. Those increases were offset by lower gas deliveries primarily due to the effects of weather and lower pension income. Earnings for the 12-month period ending September 30, 2003, were also affected by a restructuring charge incurred in the fourth quarter of 2002.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)
	Three Months		Twelve Months

Periods Ended September 30	2004	2003	2004	2003

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$967,805	$890,276	$4,659,563	$4,483,803
Operating Expenses
Electricity purchased and fuel used in generation	424,392	352,089	1,482,386	1,330,225
Natural gas purchased	83,880	79,846	974,549	891,535
Other operating expenses	202,984	210,822	802,984	819,795
Maintenance	42,088	38,941	202,108	180,810
Depreciation and amortization	71,861	74,899	299,562	297,493
Other taxes	56,016	61,409	253,431	276,394
Restructuring expenses	-	-	-	40,567
Gain on sale of generation assets	(21,252)	-	(340,739)	-
Deferral of asset sale gain	16,414	-	230,783	-

Total Operating Expenses	876,383	818,006	3,905,064	3,836,819

Operating Income	91,422	72,270	754,499	646,984
Other (Income)	(9,874)	(3,490)	(38,859)	(14,137)
Other Deductions	(670)	1,034	35,635	7,573
Interest Charges, Net	69,675	76,229	281,225	288,428
Preferred Stock Dividends of Subsidiaries	437	988	4,079	26,720

Income (Loss) From Continuing Operations Before Income Taxes	31,854	(2,491)	472,419	338,400
Income Taxes (Benefits)	14,354	(4,637)	244,674	123,021

Income From Continuing Operations	17,500	2,146	227,745	215,379

Discontinued Operations
Loss from businesses sold	(670)	(15,652)	(7,337)	(9,787)
Income taxes (benefits)	857	(7,527)	(7,427)	(5,578)

(Loss) Income From Discontinued Operations	(1,527)	(8,125)	90	(4,209)

Net Income (Loss)	$15,973	$(5,979)	$227,835	$211,170

Earnings Per Share From Continuing Operations, basic and diluted	$.12	$.01	$1.56	$1.48

Loss Per Share From Discontinued Operations, basic and diluted	$(.01)	$(.05)	$ -	$(.03)

Total Earnings (Loss) Per Share, basic and diluted	$.11	$(.04)	$1.56	$1.45

Dividends Paid Per Share	$.26	$.25	$1.03	$.99

Average Common Shares Outstanding, basic	146,385	145,684	146,138	145,261

Average Common Shares Outstanding, diluted	146,807	145,901	146,495	145,402

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended September 30	2004	2003	2004	2003

Electricity (thousands of megawatt-hours)
Residential	2,910	2,918	11,743	11,669
Commercial	2,544	2,521	9,379	9,269
Industrial	1,922	1,876	7,419	7,420
Other	520	526	2,222	2,239

Total retail	7,896	7,841	30,763	30,597
Wholesale	1,754	1,061	7,599	5,247

Total	9,650	8,902	38,362	35,844

Natural Gas (thousands of dekatherms)
Residential	5,150	5,043	82,445	87,035
Commercial	2,444	2,194	26,869	25,675
Industrial	466	410	3,719	3,536
Other	2,291	2,287	11,031	12,682
Transportation of customer-owned gas	15,204	16,616	82,992	91,405

Total retail	25,555	26,550	207,056	220,333
Wholesale	216	780	1,604	6,343

Total	25,771	27,330	208,660	226,676